                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com
Edgewell Personal Care Announces Appointment of John Dunham as Chief Accounting Officer

Shelton, Connecticut, February 23, 2024 – Edgewell Personal Care Company [NYSE: EPC] today announced the appointment of John Dunham as Chief Accounting Officer (CAO). Mr. Dunham will be based in the Company’s Shelton, Connecticut office reporting to Dan Sullivan, Chief Financial Officer.

“John is a seasoned accounting executive with over twenty years of broad-based technical and operational accounting experience. During his career, he has demonstrated a track record of success in improving operational accounting effectiveness and regulatory compliance as well as developing high performing teams. We are excited to welcome John to the Edgewell team,” said Mr. Sullivan.

Prior to joining Edgewell, Mr. Dunham spent six years at Whirlpool Corporation, where he ascended through the accounting organization, undertaking roles of progressively greater responsibility across Controllership, Global Accounting and SEC Reporting. Prior to Whirlpool, Mr. Dunham enjoyed a highly successful, fifteen-year accounting career with PricewaterhouseCoopers (PwC). He received his Bachelor of Science in Accounting from the University of Notre Dame, and his Master of Science in Accounting from Miami University and is a licensed Certified Public Accountant.

About Edgewell Personal Care:

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's shaving products; Schick® and Billie® women's shaving products; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black® and Cremo® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,800 employees worldwide.